Final Term Sheet

Filed Pursuant to Rule 433

Registration Numbers: 333-183695

333-183695-01

333-183695-02

333-183695-03

333-183695-04

September 4, 2012

FINAL TERM SHEET

WPP FINANCE 2010

Fully and Unconditionally Guaranteed by

WPP PLC

WPP 2008 LIMITED

WPP 2005 LIMITED

WPP AIR 1 LIMITED

The information in this pricing term sheet supplements the preliminary prospectus supplement, dated September 4, 2012 (the “Preliminary Prospectus”) of WPP Finance 2010, WPP plc, WPP 2008 Limited, WPP 2005 Limited and WPP Air 1 Limited, and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus.

U.S.$500,000,000 3.625% Senior Notes due 2022 (the “2022 Notes”)

Issuer:	WPP Finance 2010

Guarantors:	WPP plc
WPP 2008 Limited
WPP 2005 Limited
WPP Air 1 Limited

Aggregate Principal Amount:	U.S.$500,000,000

Trade Date:	September 4, 2012

Settlement Date:	September 7, 2012 (T+3)

Maturity Date:	September 7, 2022

Coupon (Interest Rate):	3.625%

Issue Price (Price to Public):	99.163% of principal amount

Yield to Maturity:	3.726%

Benchmark Treasury:	U.S. Treasury 1.625% due August 15, 2022

Spread to Benchmark Treasury:	215 basis points

Benchmark Treasury Price and Yield:	100-14+, 1.576%

Net Proceeds to the Issuer (after underwriting discounts and commissions and before offering expenses):	U.S.$493,565,000

Interest Payment Dates:	March 7 and September 7 of each year, beginning on March 7, 2013

Interest Payment Record Dates:	February 21 and August 21 of each year

Optional Redemption:	The Issuer may, at its option, redeem the 2022 Notes, in whole or in part, at the greater of (1) 100% of the principal amount of such 2022 Notes and (2) the sum of the present values of each remaining payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate plus 35 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

Tax Redemption:	The Issuer may, at its option, redeem the 2022 Notes, in whole (but not in part), upon the occurrence of certain events relating to taxation at 100% of the principal amount of such 2022 Notes, plus accrued interest and unpaid to, but excluding, the redemption date

Sinking Fund Provisions:	None

Change of Control Repurchase Event Offer:	Upon the occurrence of a change of control repurchase event, the Issuer will be required to make an offer to purchase the 2022 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date

Legal Format:	SEC Registered

Joint Book-Running
Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.

Selling Restrictions:	European Economic Area, United Kingdom and Canada

CUSIP/ISIN:	92936M AC1/US92936MAC10

Expected Ratings*:	S&P: BBB (stable outlook)
Moody’s: Baa2 (stable outlook)

Definition of “USA notes”:	The definition of “USA notes” applicable to the additional guarantee covenant of the 2022 Notes is revised to include the 2042 Notes.

U.S.$300,000,000 5.125% Senior Notes due 2042 (the “2042 Notes”)

Except as set forth below, the terms of the 2042 Notes (and related guarantees) will be the same as the 2022 Notes (and related guarantees), including the terms set forth in the Preliminary Prospectus and the accompanying prospectus.

Issuer:	WPP Finance 2010

Guarantors:	WPP plc
WPP 2008 Limited
WPP 2005 Limited
WPP Air 1 Limited

Aggregate Principal Amount:	U.S$300,000,000

Trade Date:	September 4, 2012

Settlement Date:	September 7, 2012 (T+3)

Maturity Date:	September 7, 2042

Coupon (Interest Rate):	5.125%

Issue Price (Price to Public):	99.454% of principal amount

Yield to Maturity:	5.161%

Benchmark Treasury:	U.S. Treasury 3.000% due May 15, 2042

Spread to Benchmark Treasury:	250 basis points

Benchmark Treasury Price and Yield:	106-29+, 2.661%

Net Proceeds to the Issuer (after underwriting discounts and commissions and before offering expenses):	U.S.$295,737,000

Interest Payment Dates:	March 7 and September 7 of each year, beginning on March 7, 2013

Interest Payment Record Dates:	February 21 and August 21 of each year

Optional Redemption:	The Issuer may, at its option, redeem the 2042 Notes, in whole or in part, at the greater of (1) 100% of the principal amount of such 2042 Notes and (2) the sum of the present values of each remaining payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate plus 40 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

Tax Redemption:	The Issuer may, at its option, redeem the 2042 Notes, in whole (but not in part), upon the occurrence of certain events relating to taxation at 100% of the principal amount of such 2042 Notes, plus accrued interest and unpaid to, but excluding, the redemption date

Sinking Fund Provisions:	None

Change of Control
Repurchase Event Offer:	Upon the occurrence of a change of control repurchase event, the Issuer will be required to make an offer to purchase the 2042 Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date

Legal Format:	SEC Registered

Joint Book-Running
Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
RBS Securities Inc.

Selling Restrictions:	European Economic Area, United Kingdom and Canada

CUSIP/ISIN:	92936M AD9/US92936MAD92

Expected Ratings*:	S&P: BBB (stable outlook)
Moody’s: Baa2 (stable outlook)

Definition of “USA notes”:	The definition of “USA notes” applicable to the additional guarantee covenant of the 2042 Notes is revised to include the 2022 Notes.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by the Issuer and the Guarantors by means of a registration statement on Form F-3 (SEC File Nos. 333-183695, 333-183695-01, 333-183695-02, 333-183695-03 and 333-183695-04).

The Issuer and the Guarantors have filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantors have filed with the SEC for more complete information about the Issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-877-603-5847, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or RBS Securities Inc. toll-free at 1-866-884-2071.

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